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Exhibit 3.26

ARTICLES OF INCORPORATION

OF

OHI SUNSHINE, INC.

        The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Florida Business Corporation Act.

        FIRST:    The corporate name for the corporation (hereinafter called the "corporation") is OHI Sunshine, Inc.

        SECOND:    The street address, wherever located, of the principal office of the corporation is 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108.

        The mailing address, wherever located, of the corporation is 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108.

* * * * * * * * * *

        THIRD:    The street address of the initial registered office of the corporation in the State of Florida is c/o Corporation Service Company, 1201 Hays Street, Tallahassee, Florida 32301.

        The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

        The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part of these articles of incorporation.

* * * * * * * * * *

        FOURTH:    The number of shares that the corporation is authorized to issue is 1,000, all of which are without par value and are of the same class and are Common shares.

        FIFTH:    The name and the address of the incorporator are:

NAME	ADDRESS
Stuart D. Logan	39577 Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48416

* * * * * * * * * *

        SIXTH:    The purposes for which the corporation is organized are as follows: To engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

        To have all of the general powers granted to corporations organized under the Florida Business Corporation Act, whether granted by specific statutory authority or by construction of law.

        SEVENTH:    The duration of the corporation shall be perpetual

        EIGHTH:    The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        NINTH:    The corporate existence of the corporation shall begin on May 31, 2001.

Signed on May 30, 2001

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator

        Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

CORPORATION SERVICE COMPANY
By:	/s/ BRIAN COURTNEY Brian Courtney, Assistant Vice President
Date:	May 31, 2001

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ARTICLES OF INCORPORATION OF OHI SUNSHINE, INC.